EXHIBIT 99.1

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                EXPRESS SCRIPTS REPORTS A 45.2% INCREASE IN EARNINGS;
                            ADOPTS STOCK REPURCHASE PROGRAM

      STATEMENTS INCLUDED IN THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS, INCLUDING BUT NOT LIMITED TO STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS OR INTENTIONS, THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE PROJECTED OR SUGGESTED IN ANY FORWARD-LOOKING STATEMENT DUE TO A VARIETY OF FACTORS. KEY FACTORS RELATING TO ANY FORWARD-LOOKING STATEMENT INCLUDE HEIGHTENED COMPETITION; THE POSSIBLE TERMINATION OF THE COMPANY'S CONTRACTS WITH CERTAIN CLIENTS; CHANGES IN PRICING, DISCOUNT OR REBATE PRACTICES OF PHARMACEUTICAL MANUFACTURERS; ADVERSE RESULTS IN CERTAIN LITIGATION AND REGULATORY MATTERS;AND THE ADOPTION OF ADVERSE LEGISLATION OR REGULATIONS OR A CHANGE IN THE INTERPRETATION OF EXISTING LEGISLATION OR REGULATIONS;AND OTHER RISKS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S PUBLIC FILINGS. IN CONNECTION WITH ANY FORWARD-LOOKING STATEMENT RELATING TO FUTURE MEMBERSHIP LEVELS, FACTORS THAT COULD AFFECT ACTUAL RESULTS INCLUDE THE ABILITY OF THE COMPANY TO CONSUMMATE CONTRACT NEGOTIATIONS WITH PROSPECTIVE CLIENTS; COMPETITION IN THE BIDDING AND PROPOSAL PROCESS; AND RELATED MATTERS.

      ST. LOUIS, October 25, 1996 -- Express Scripts, Inc. (NASDAQ:ESRX) today reported 1996 third quarter record net income of $7.0 million, or 42 cents per share, an increase of 45.2 percent over the net income of $4.8 million, or 31 cents per share, reported for the third quarter of 1995. These strong results were primarily attributable to an increase in membership to 9.5 million members, up from 8.1 million members served for the comparable period of 1995.

      The increase in membership resulted in higher numbers of pharmacy claims processed and mail pharmacy prescriptions dispensed, increasing net revenues by
40.3 percent, to $194.3 million, for the third quarter, up from $138.5 million for the comparable period last year. Cost of revenues, as a percentage of net revenues, increased by 0.6 percent, compared to the third quarter of 1995, due primarily to lower pricing resulting from continued competitive pressures and an increasing presence in the relatively low-margin managed care sector. This produced a gross margin of 11.3 percent for the quarter, compared to 11.9 percent for the comparable period last year, which was offset by lower selling, general and administrative expenses, resulting in a stable operating margin of
5.3 percent for the third quarter of both 1995 and 1996. Selling, general and administrative expenses were lower as a percentage of net revenues this quarter due to economies of scale in servicing a larger member base and expense control.

      For the first nine months of 1996, net revenues increased $155.7 million, or 39.8 percent, to $547.4 million, up from $391.7 million a year ago. Net income increased 39.4 percent to $19.0 million, or $1.17 per share, compared to $13.6 million, or 89 cents per share, for the same period last year.

      Under the Company's alliance with Premier, Inc., a nationwide healthcare alliance of integrated healthcare systems, the Company now provides pharmacy benefit services to approximately 700,000 Premier members. Express Scripts has achieved a net increase in its total membership during this third quarter despite the loss of more than 340,000 members due to consolidation affecting several of its customers in the health maintenance organization ("HMO") industry. The Company's Canadian operations showed continued strength.

      Two of the Company's HMO clients, representing a total of more than 500,000 members have informed the Company that they will not be renewing their contracts with the Company on January 1, 1997. The Company expects this loss to be more than offset by new members anticipated to be receiving services by January 1, 1997.

      Vision and infusion therapy services continued to contribute to the Company's revenues and income for the third quarter. "We have continued to foster the growth potential of our vision operations by creating a new subsidiary, Express Scripts Vision Corporation," said Barrett A. Toan, President and Chief Executive Officer of Express Scripts. "This will position ESVC to market eyecare networks and managed care vision services more effectively."

      Express Scripts' healthcare information subsidiary, Practice Patterns Science, Inc., has reported recent sales successes, announcing the signing of an agreement with Bristol-Myers Squibb earlier this month to provide disease management support services in the areas of certain cardiovascular diseases and mental health.

      Express Scripts also announced that its Board of Directors has authorized the repurchase of up to 850,000 shares of the Company's Class A common stock. The Company currently has approximately 8.6 million Class A common shares outstanding, and 7,510,000 Class B common shares outstanding. The Class B shares are held by NYLife Healthcare Management, Inc., a subsidiary of New York Life Insurance Company.

      Repurchases of the Company's Class A Common Stock may be made from time to time by transactions in the open market or in privately negotiated transactions, in accordance with applicable securities laws. No time limit has been placed on the duration of the repurchase program. The purchases will be at such times and in such amounts as the Company deems appropriate based upon prevailing market and business conditions.

     "We believe that the stock market has recently undervalued Express Scripts' stock," said Barrett Toan. "This stock repurchase program offers us an opportunity to enhance shareholder value."

      Express Scripts is a leader in progressive healthcare management, delivering advanced capabilities in four complementary healthcare businesses. Express Scripts' pharmacy benefit management business currently provides managed prescription drug services to approximately 9.5 million members nationally. Practice Patterns Science, Inc., a subsidiary of Express Scripts, offers provider profiling and disease state management support services linking healthcare data from all points of care. Express Scripts Vision Corporation and PhyNet, Inc. form the Company's eyecare management business. Express Scripts' IVTx applies managed care principles to infusion therapy management. Express Scripts' businesses serve HMOs, third-party administrators, insurance companies, unions and self-insured employers. Express Scripts is headquartered in St. Louis, Missouri.(http://www.express-scripts.com)

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                                 EXPRESS SCRIPTS, INC.
                               Statement of Operations
                 (in thousands, except per share and percentage data)
                                      (Unaudited)
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

                                    Three Months Ended                                   Nine Months Ended
                                        September 30                                         September 30
                                 ---------------------------------------------------------------------------------------------
                                     1996            1995         % change            1996           1995           % change
                                 ------------     -----------    -----------      ------------    -----------     ------------
Revenues
Net revenues                        $194,324        $138,518          40.3%          $547,437       $391,702             39.8%
                                 ------------     -----------                     ------------    -----------

Cost and expenses:
   Cost of revenues                  172,316         121,955           41.3           484,098        342,715              41.3
   Selling, general &                 11,668           9,199           26.8            34,310         27,568              24.5
administrative
                                 ------------     -----------
                                                                                  ------------    -----------
                                     183,984         131,154           40.0           518,408        370,283              40.0
                                 ------------     -----------
                                                                                  ------------    -----------
Operating income                      10,340           7,364           40.4            29,029         21,419              35.5
                                 ------------     -----------                     ------------    -----------
Other income (expense):
   Interest income                     1,117             230          385.7             2,256            595             279.2
   Interest expense                     (13)             (6)          116.7              (38)           (75)             -49.3
                                 ------------     -----------                     ------------    -----------
                                       1,104             224          392.9             2,218            520             326.5
                                 ------------     -----------
                                                                                  ------------    -----------
Income before income taxes            11,444           7,588           50.8            31,247         21,939              42.4
Provision for income taxes             4,430           2,756           60.7            12,250          8,316              47.3
                                 ------------     -----------
                                                                                  ============    ===========
Net income                            $7,014          $4,832           45.2           $18,997        $13,623              39.4
                                 ============     ===========                     ============    ===========

Primary earnings per share             $0.42           $0.31           35.5             $1.17          $0.89              31.5
                                 ============     ===========                     ============    ===========

Weighted average number of
common shares outstanding
during the period                     16,739          15,291                           16,263         15,254
                                 ============     ===========                     ============    ===========
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                              EXPRESS SCRIPTS, INC.
                                  Balance Sheet
                                ($ in thousands)
                                   (Unaudited)
[CAPTION]

                                                          September 30           December 31            September 30
                                                              1996                   1995                   1995
                                                       ------------------      -----------------      -----------------
Assets

Current assets:
   Cash and cash equivalents                                      $7,601                $11,506                 $4,695
   Short term investments                                         53,831                   ----                   ----
   Receivables, net                                              158,366                116,972                108,429
   Inventories                                                    21,951                 13,853                 14,749
   Deferred taxes and prepaid expenses                             2,102                  2,084                  1,205
                                                       ------------------      -----------------      -----------------
      Total current assets                                       243,851                144,415                129,078

Property and equipment (net)                                      20,817                 16,912                 16,185

Other assets                                                      13,894                  2,761                  2,926
                                                       ------------------      -----------------      -----------------

Total assets                                                    $278,562               $164,088               $148,189
                                                       ==================      =================      =================

Liabilities and Stockholders' Equity

Current liabilities:
   Claims payable                                                $83,558                $60,915                $61,080
   Accounts payable                                               12,714                 12,963                  6,243
   Accrued expenses                                               18,962                 11,884                  8,381
                                                       ------------------      -----------------      -----------------
   Total current liabilities                                     115,234                 85,762                 75,704
                                                       ------------------      -----------------      -----------------
   Deferred income taxes                                           1,459                    947                    847
                                                       ------------------      -----------------      -----------------

Stockholders' equity                                             161,869                 77,379                 71,638

                                                       ==================      =================      =================
Total liabilities and stockholders' equity                      $278,562               $164,088               $148,189
                                                       ==================      =================      =================
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